Exhibit 99.1

For immediate release

For further information contact:

Douglas Dynamics, Inc.

Bob McCormick

414-362-3868

investorrelations@douglasdynamics.com

DOUGLAS DYNAMICS ANNOUNCES FOURTH QUARTER

AND FULL YEAR 2010 RESULTS

Highlights:

•                  Fourth Quarter Net Sales of $48.5 million and Adjusted EBITDA of $15.2 million

•                  Fourth Quarter Earnings per Diluted Share of $0.23

•                  2010 results in line with previously announced financial guidance

•                  Full Year Adjusted EBITDA of $47.3 million, an increase of 4.8% versus 2009

•                  Declares special dividend of $0.37 per share in addition to regular quarterly dividends

March 8, 2011 — Milwaukee, Wisconsin — Douglas Dynamics, Inc. (NYSE: PLOW), the North American leader in the design, manufacture and sale of snow and ice control equipment for light trucks, today announced financial results for the fourth quarter and full year ended December 31, 2010.

Fourth Quarter Results

Douglas Dynamics’ fourth quarter follows its pre-season sales period in which distributors were offered pre-season pricing and payment deferral until the fourth quarter to encourage them to re-stock their inventory in anticipation of their peak fourth quarter retail sales period. Therefore, sales to distributors in Douglas Dynamics’ fourth quarter vary from year-to-year as the fourth quarter is primarily driven by the level, timing and location of snowfall during the quarter as well as general economic conditions.

In the fourth quarter 2010, net sales were $48.5 million, representing a 1.4% decrease from the corresponding period in 2009. This slight decrease in net sales reflects the late start to the snow season in the Company’s key markets. In many areas, significant snowfall did not begin until late December. Parts and accessories sales remained strong, at a similar level to the prior year, driven by the continued trend toward repair rather than replacement as a result of continuing poor economic conditions.

James L. Janik, President and Chief Executive Officer of Douglas Dynamics commented, “We are pleased with our fourth quarter performance despite the late start to the snow season, which did not occur in time to generate significant demand that would impact 2010 results. We were able to produce results that were in line with our previously stated guidance and the record storms in late December and so far in 2011 bode well for a solid start to 2011 for the Company.”

- MORE -

Janik added, “Sales of parts and accessories continued to be strong, trending higher than the average when compared to the preceding ten years, which we believe to largely be the result of the continued deferral of new equipment purchases during a slow period of economic recovery.”

Net income was $5.1 million, or $0.23 per diluted share, based on weighted average shares of 21.6 million shares, in the fourth quarter of 2010 compared to net income of $5.9 million, or $0.40 per diluted share based on weighted average shares of 14.7 million shares, in the fourth quarter of 2009.

The Company reported Adjusted EBITDA of $15.2 million in the fourth quarter of 2010, an 11.1% decrease compared to Adjusted EBITDA of $17.1 million in the fourth quarter of 2009. The decrease in Adjusted EBITDA is primarily attributable to lower equipment unit shipments during the quarter and shifts in product sales mix toward lower margin mounts which is typical of the fourth quarter when distributors restock these parts to meet in-season demand.

Full Year Results

For the full year 2010, net sales were $176.8 million, representing a 1.4% increase from the corresponding period in 2009.

Net income was $1.7 million, or $0.09 per diluted share based on weighted average shares of 19.3 million shares, for the full year 2010 compared to net income of $9.8 million, or $0.67 per diluted share based on weighted average shares of 14.7 million shares, for the full year 2009. Net income for the full year 2010 reflected the impact of non-recurring expenses, net of tax, incurred in connection with the Company’s initial public offering totaling $11.0 million. Adjusted net income (net income excluding these expenses) was $12.7 million, or $0.66 per diluted share.

The Company reported Adjusted EBITDA of $47.3 million for the full year 2010, a 4.8% increase compared to Adjusted EBITDA of $45.2 million for the full year 2009.

The effective tax rate for the full year 2010 was 34.4%.

Balance Sheet and Liquidity

For the full year 2010, the Company recorded net cash provided by operating activities of $15.8 million compared to net cash provided by operating activities of $25.6 million in the same period last year. The net cash provided by operating activities in 2010 includes the non-recurring negative impact of $6.8 million relating to the Company’s initial public offering.

Inventory was $23.5 million at the end of the fourth quarter of 2010, a decrease of $3.2 million compared to the fourth quarter of 2009, which was in line with the Company’s expectations.

Accounts receivable at the end of fourth quarter of 2010 were $37.0 million, an increase of $4.9 million compared to the fourth quarter of 2009. The increase in accounts receivable results from an increase in shipments in December 2010 versus the prior year.

Revolver borrowings at the end of the third quarter totaling $37.0 million were completely paid off by the end of the year.  This is in line with historical expectations.

Dividend Policy

As previously announced, pursuant to the Company’s dividend policy, its Board of Directors declared a quarterly cash dividend of $0.20 per share of the Company’s common stock. The declared $0.20 per share cash dividend was paid on December 31, 2010 to stockholders of record as of the close of business on December 21, 2010.  The quarterly cash dividend of $0.20 per share represented an increase of 9.6% from the initial quarterly dividend paid on September 30, 2010.

In addition to regular quarterly dividends the Company currently anticipates to pay in calendar year 2011, the Company also announced in a separate press release this morning that its Board of Directors has declared a special cash dividend of $0.37 per share on the Company’s common stock, for a total dividend payment of approximately $8.0 million. The special dividend will be payable to shareholders of record as of March 21, 2011 and will be paid on March 31, 2011.

James L. Janik, President and Chief Executive Officer of Douglas Dynamics commented, “Our priorities for uses of excess cash remain the same: debt pay-down, acquisitions and dividends. In light of the fact that we have recently begun to evaluate opportunities to restructure our debt and had not completed any acquisitions as of December 31, 2010 based on our disciplined acquisition strategy, the board decided it was appropriate to return some excess cash to shareholders in the form of a one-time special dividend. This decision reflects the Company’s strong cash flow from operations and our confidence in the Company’s financial strength.”

Outlook

Consistent with previously stated annual range guidance the Company expects Adjusted EBITDA in any given year to be in a range from $35.0 million to $75.0 million.  Pursuant to the Company’s financial guidance practices, the Company intends to update and narrow its outlook in conjunction with its second quarter 2011 earnings press release.

The estimated effective tax rate for 2011 is 38.0%.

Mr. Janik concluded, “We made significant progress over the course of 2010 as we successfully completed our initial public offering, executed against various operational initiatives designed to increase efficiencies across our organization, and delivered solid financial results despite the challenging economy. As we have stated in the past, the potential adjusted EBITDA range for our company is between $35 and $75 million in any given year. The bottom end of that range assumes a poor economy and poor snowfall, while the top end assumes a strong economy and strong snowfall. As we look at 2011, we do not believe either extreme end of the range will occur. We are optimistic that the significant snowfall that began very late in 2010 and continued into the first quarter will help drive the flow of pent-up demand for equipment replacement throughout our business. While snowfall is a very important driver of our results, we are also awaiting and are well prepared to benefit from the beginnings of a multi-year replacement cycle as the economy continues its slow recovery.”

Webcast Information

The Company will host an investor conference call on Tuesday, March 8, 2011 at 10:00 a.m. Central Standard Time. The conference call will be available on the Internet through the Investor Relations section of the Company’s website at www.douglasdynamics.com. To listen to the live call, please go to the website at least fifteen minutes early to register, download and install any necessary audio software.  For those who cannot listen to the live broadcast, an Internet replay will be available shortly after the call.

About Douglas Dynamics

Douglas Dynamics is the North American leader in the design, manufacture and sale of snow and ice control equipment for light trucks, which consists of snowplows and sand and salt spreaders, and related parts and accessories. The Company sells its products under the WESTERN®, FISHER® and BLIZZARD® brands which are among the most established and recognized in the industry.  Additional press releases and investor relations information is available at www.douglasdynamics.com.

Use of Non-GAAP Financial Measures

This press release contains financial information calculated other than in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”).  These non-GAAP measures include:

•                  Adjusted net income;

•                  Adjusted earnings per diluted share; and

•                  Adjusted EBITDA.

These non-GAAP disclosures should not be construed as an alternative to the reported results determined in accordance with GAAP.

Adjusted net income and Adjusted earnings per diluted share represent net income or earnings per diluted share, respectively, as determined under GAAP, excluding non-recurring expenses incurred at the time of our initial public offering, namely the buyout of our management services agreement, the loss on extinguishment of debt, stock based compensation expense associated with the net exercise of stock options, and the payment of cash bonuses under our liquidity bonus plan.  Adjusted EBITDA represents net income before interest, taxes, depreciation and amortization, as further adjusted for certain non-recurring charges related to the closure of our Johnson City, Tennessee manufacturing facility, and certain unrelated legal expenses, as well as management fees paid by the Company to affiliates of the Company’s principal stockholders, stock based compensation, payment of cash bonuses under our liquidity bonus plan and loss on extinguishment of debt.

The Company uses, and believes investors benefit from the presentation of Adjusted EBITDA in evaluating our operating performance because it provides the Company and its investors with additional tools to compare its operating performance on a consistent basis by removing the impact of certain items that management believes do not directly reflect the Company’s core operations. In addition, the Company believes that Adjusted EBITDA is useful to investors and other external users of its consolidated financial statements in evaluating the Company’s operating performance as compared to that of other companies, because it allows them to measure a company’s operating performance without regard to items such as interest expense, taxes, depreciation and depletion, and amortization and accretion, which can vary substantially from company to company depending upon accounting methods and book value of assets and liabilities, capital structure and the method by which assets were acquired. The Company’s management also uses Adjusted EBITDA for planning purposes, including the preparation of its annual operating budget and financial projections. Management also uses Adjusted EBITDA to evaluate the Company’s ability to make certain payments, including dividends, in compliance with its senior credit facilities, which is determined based on a calculation of “Consolidated Adjusted EBITDA” that is substantially similar to Adjusted EBITDA.

Management believes that the presentation of Adjusted net income and Adjusted earnings per diluted share provides useful information to investors by facilitating comparisons to the Company’s historical performance.

Consistent with Regulation G under the U.S. federal securities laws, the non-GAAP measures in this press release have been reconciled to the nearest GAAP measure, and this reconciliation is located under the headings “Reconciliation of Net Income to Adjusted Net Income” and “Net Income to Adjusted EBITDA Reconciliation” following the Consolidated Statements of Cash Flows, included in this press release.

Forward Looking Statements

This press release contains certain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. These statements include information relating to future events, future financial performance, strategies, expectations, competitive environment, regulation and availability of financial resources.  These statements are often identified by use of words such as “anticipate,” “believe,” “intend,” “estimate,” “expect,” “continue,” “should,” “could,” “may,” “plan,” “project,” “predict,” “will” and similar expressions and include references to assumptions and relate to the Compnay’s future prospects, developments and business strategies.  Such statements involve known and unknown risks, uncertainties and other factors that could cause the Company’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements.  Factors that could cause or contribute to such differences include, but are not limited to, weather conditions, particularly lack of or reduced levels of snowfall, a significant decline in economic conditions, the Company’s inability to maintain good relationships with its distributors,  lack of available or favorable financing options for the Company’s end-users or distributors, increases in the price of steel or other materials necessary for the production of the Company’s products that cannot be passed on to distributors, the inability of the Company’s suppliers to meet its volume or quality requirements, our inability to protect or continue to build the Company’s intellectual property portfolio, our inability to develop new products or improve on existing products in response to end-user needs, losses due to lawsuits arising out of personal injury associated with our products, factors that could impact dividend payments and the Company’s inability to compete effectively against competition, as well as those discussed in the section entitled “Risk Factors,” in the Company’s quarterly report on Form 10-Q for the quarter ended September 30, 2010.  You should not place undue reliance on these forward-looking statements.  In addition, the forward-looking statements in this release speak only as of the date hereof and the Company undertakes no obligation, except as required by law, to update or release any revisions to any forward-looking statement, even if new information becomes available in the future.

Financial Statements

Douglas Dynamics, Inc.

Consolidated Balance Sheets

(In thousands)

	December 31,	December 31,
	2010	2009
	(unaudited)	(audited)

Assets
Current assets:
Cash and cash equivalents	$20,149	$69,073
Accounts receivable, net	37,040	32,172
Inventories	23,481	26,697
Deferred income taxes	7,142	3,729
Prepaid income taxes	29	—
Prepaid management fees-related party	—	417
Prepaid and other current assets	1,131	1,446
Total current assets	88,972	133,534

Property, plant, and equipment, net	21,962	26,661
Assets held for sale	1,779	—
Goodwill	107,222	107,222
Other intangible assets, net	126,948	132,950
Deferred financing costs, net	953	3,311
Other long-term assets	207	941
Total assets	$348,043	$404,619

Liabilities, redeemable stock and stockholders’ equity
Current liabilities:
Accounts payable	$2,847	$5,170
Accrued expenses and other current liabilities	11,923	12,598
Accrued interest	23	5,367
Income taxes payable	—	1,202
Current portion of long-term debt	1,183	850
Total current liabilities	15,976	25,187

Retiree health benefit obligation	7,235	7,848
Pension obligation	10,753	8,957
Deferred income taxes	22,650	18,913
Deferred compensation	1,067	1,482
Long-term debt, less current portion	119,971	231,813
Other long-term liabilities	898	2,195

Redeemable preferred stock	—	2
Total stockholders’ equity	169,493	108,222
Total liabilities, redeemable stock and stockholders’ equity	$348,043	$404,619

Douglas Dynamics, Inc.

Consolidated Statements of Income

(In thousands, except share data)

	Three Month Period Ended		Twelve Month Period Ended
	December 31, 2010	December 31, 2009	December 31, 2010	December 31, 2009
	(unaudited)		(unaudited)

Net sales	$48,457	$49,136	$176,795	$174,342
Cost of sales	30,424	29,741	116,494	117,264
Gross profit	18,033	19,395	60,301	57,078

Selling, general, and administrative expense	5,982	4,642	26,509	20,085
Intangibles amortization	1,380	1,540	6,001	6,161
Management fees-related party	13	327	6,383	1,393

Income from operations	10,658	12,886	21,408	29,439

Interest expense, net	(1,905)	(3,764)	(10,943)	(15,520)
Loss on extinguishment of debt	—	—	(7,967)	—
Other income (expense), net	43	15	36	(90)
Income before taxes	8,796	9,137	2,534	13,829

Income tax expense	3,675	3,235	872	3,986

Net income	$5,121	$5,902	$1,662	$9,843
Less: Net Income attributable to Participating Securities	50	—	12	—
Net income attributable to common shareholders	$5,071	$5,902	$1,650	$9,843

Weighted average number of common shares outstanding:
Basic	21,280,623	14,421,736	18,799,761	14,423,470
Diluted	21,609,098	14,747,041	19,287,446	14,748,798

Earnings per share:
Basic Earnings Per Common Share Attributable to Common Shareholders	$0.24	$0.41	$0.09	$0.68
Earnings per Common Share Assuming Dilution Attributable to Common Shareholders	$0.23	$0.40	$0.09	$0.67
Cash dividends declared and paid per share	$0.20	$—	$0.38	$—

Douglas Dynamics, Inc.

Consolidated Statements of Cash Flows

(In thousands)

	Twelve Month Period Ended
	December 31, 2010	December 31, 2009
	(unaudited)

Operating activities
Net income	$1,662	$9,843
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	11,705	11,958
Amortization of deferred financing costs	872	1,209
Loss on extinguishment of debt	7,967	—
Stock-based compensation	4,029	732
Provision for losses on accounts receivable	445	133
Deferred income taxes	641	1,810
Changes in operating assets and liabilities:
Accounts receivable	(5,313)	(3,717)
Inventories	3,216	2,105
Prepaid and other assets and prepaid income taxes	1,437	(776)
Accounts payable	(2,323)	218
Accrued expenses and other current liabilities	(7,201)	1,127
Deferred compensation	(415)	(162)
Benefit obligations and other long-term liabilities	(945)	1,091
Net cash provided by operating activities	15,777	25,571

Investing activities
Capital expenditures	(3,009)	(8,200)
Proceeds from sale of equipment	226	—
Net cash used in investing activities	(2,783)	(8,200)

Financing activities
Stock repurchases	(166)	(1,000)
Dividends paid	(8,222)	—
Payment of call premium and post payoff interest on senior notes redemption	(3,876)	—
Collection of stockholders’ notes receivable	531	—
Payments of financing costs	(2,605)	—
Proceeds from initial public offering, net	63,929	—
Borrowings on long-term debt	40,000	—
Repayment of long-term debt	(151,509)	(850)
Net cash used in financing activities	(61,918)	(1,850)
Change in cash and cash equivalents	(48,924)	15,521
Cash and cash equivalents at beginning of year	69,073	53,552
Cash and cash equivalents at end of year	$20,149	$69,073

Douglas Dynamics, Inc.

Net Income to Adjusted EBITDA reconciliation (unaudited)

(in thousands)

	Three month period ended December 31,		Twelve month period ended December 31,
	2010	2009	2010	2009

Net Income	$5,121	$5,902	$1,662	$9,843

Interest Expense - Net	1,905	3,764	10,943	15,520
Income Taxes	3,675	3,235	872	3,986
Depreciation Expense	878	1,919	5,704	5,797
Amortization	1,380	1,540	6,001	6,161
EBITDA	12,959	16,360	25,182	41,307

Management Fees	13	327	6,383	1,393
Stock Based Compensation	871	—	4,029	732
Loss on Extinguishment of Debt	—	—	7,967	—
Liquidity Bonus Payment	—	—	1,003	—
Other non-recurring charges (1)	1,398	462	2,781	1,748
Adjusted EBITDA	$15,241	$17,149	$47,345	$45,180

(1) Reflects severance and one-time, non-recurring expenses for costs related to the closure of our Johnson City facility of $607 and $157 for the three month periods ending December 31, 2010 and 2009, respectively and $1,435 and $1,054 for years ended December 31, 2010 and 2009, respectively, unrelated legal fees of $791 and $306  for the three month periods ending December 31, 2010 and 2009, respectively and $2,013 and $694 for the years ended December 31, 2010 and 2009 respectively, and $667 gain on other post employment benefit plan curtailment related to the Johnson City plant closure for the year ended December 31, 2010.

Douglas Dynamics, Inc.

Reconciliation of Net Income to Adjusted Net Income

$ Millions, except share data

	Three months ended	Twelve month period ended
	December 31, 2010	December 31, 2010
Net Income (GAAP)	$5.1	$1.7
Addback non-recurring expenses, net of tax at 38.0%, incurred at the time of the IPO:
- Buyout of the Management Services Agreement	$0.0	$3.6
- Loss on extinguishment of debt	$0.0	$4.9
- Liquidity bonus payment	$0.0	$0.6
- Non-Recurring stock based compensation expense	$0.0	$1.9
Adjusted Net Income (non-GAAP)	$5.1	$12.7

Average Basic Common Shares	21,280,623	18,799,761
Average Common Shares Assuming Dilution	21,609,098	19,287,446

EPS Basic per common share	$0.24	$0.67
EPS Dilutive per common share	$0.23	$0.66